Exhibit 99.1

Investor Contact:	Randy Atkinson
(954) 308-7639
randalatkinson@sfngroup.com

Media Contact:	Lesly Cardec
(800) 422-3819
leslycardec@sfngroup.com
SFN GROUP MOURNS THE LOSS OF DIRECTOR
A. MICHAEL VICTORY
FORT LAUDERDALE, Fla., March 31, 2010 — SFN Group, Inc. (NYSE: SFN) regrets to report the death of A. Michael Victory, who passed away on March 27, 2010. Mr. Victory served on the Company’s Board of Directors since August 1980, and most recently served on the Board’s Compensation Committee and Corporate Governance and Nominating Committee.
SFN Group President and CEO Roy Krause commented, “Michael has been a part of our family for 30 years. During this time, Michael was instrumental in both the purchase of our company by H&R Block, and then our initial public offering in 1994. He has made significant contributions to the growth and strategic development of our Company. Michael served with distinction and he will be sorely missed. We extend our deepest sympathies to the Victory family.”
Michael Victory was born in London on November 3, 1934. He graduated Magna Cum Laude from Providence College and obtained his MBA from Harvard Business School where he was honored as a Baker Scholar.
About SFN Group, Inc.
SFN Group (NYSE:SFN) is a strategic workforce solutions company that provides professional services and general staffing to help businesses more effectively source, deploy and manage people and the work they do. As an industry pioneer, SFN Group has sourced, screened and placed millions of individuals in temporary, temp-to-hire and full-time jobs for more than 60 years.
With nearly 600 locations in the United States and Canada, SFN delivers strategic workforce solutions that improve business performance. From outsourcing to technology to professional services to staffing, SFN delivers the best combination of people, performance and service to improve the way work gets done. It provides its services to approximately 8,000 customers, from Fortune 500 companies to a wide range of small and mid-size organizations. The company employs more than 160,000 people annually through its network and is one of North America’s largest employers. SFN provides its solutions through a family of specialized businesses: Technisource, Tatum, The Mergis Group, Todays Office Professionals, SourceRight Solutions and Spherion Staffing Services.
To learn more, visit www.sfngroup.com.
###